                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934


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     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))


     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               REXENE CORPORATION
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

REXENE CORPORATION LOGO
                               REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244


                                January 27, 1997


Dear Fellow Stockholder:

     As you may know, a group headed by Mr. Guy P. Wyser-Pratte is seeking to call a special meeting of stockholders of Rexene Corporation. The purpose of this effort by the Wyser-Pratte group is to gain control of your Company to take actions that, in the view of the Rexene Board of Directors, are not in the best interests of Rexene's stockholders. The purpose of the accompanying Revocation Solicitation Statement is to ask you, Rexene stockholders, to oppose the Wyser-Pratte group's attempt to call a special meeting.


     The activities of the Wyser-Pratte group follow three proposals made by the Huntsman Corporation to acquire all of the outstanding shares of common stock of Rexene. The third and latest proposal was to acquire the Company at a price of $16 per share. However, as described in greater detail on page 4 of the accompanying Revocation Statement, the proposal did not provide for any financing to buy your stock and would have placed unacceptable restrictions on the Company's ability to operate during the pendency of what would likely be a lengthy transaction. In addition, in the view of the Rexene Board, the proposal was highly conditional and not likely to lead to a transaction in the near term, even if financing was obtained. The Board was greatly concerned that the value of the Company could be materially diminished over the long period of time contemplated by the proposal.


     Much has been written and said by the Wyser-Pratte group and Mr. Huntsman concerning Huntsman's various proposals to acquire Rexene. So that there is no misunderstanding about where the Rexene Board stands, I would like to make our position perfectly clear:

     ALTHOUGH THE REXENE BOARD BELIEVES A $16 PER SHARE PRICE DOES NOT FULLY REFLECT THE LONG-TERM PROSPECTS OF THE COMPANY, AT THIS TIME THE BOARD WOULD NOT OPPOSE A FULLY-FINANCED CASH OFFER TO ACQUIRE ALL OF THE OUTSTANDING COMMON STOCK ON CUSTOMARY TERMS AT $16 PER SHARE, AS LONG AS THE OFFER IS CAPABLE OF BEING CONSUMMATED THROUGH A TENDER OFFER OR OTHERWISE WITHIN 60 DAYS. IF SUCH AN OFFER WERE MADE, THE BOARD WOULD TAKE ALL ACTIONS NECESSARY TO MAKE THE COMPANY'S STOCKHOLDER RIGHTS PLAN (THE SO-CALLED "POISON PILL") INAPPLICABLE TO SUCH AN OFFER. TO DATE, WE HAVE NOT RECEIVED ANY OFFERS THAT MEET THESE CONDITIONS.

     As you will read in the accompanying Revocation Solicitation Statement, I and representatives of the Company's financial advisor traveled to Salt Lake City on two occasions to meet with Jon Huntsman to discuss his stated interest in Rexene. Representatives of the Company and its financial advisor, at the direction of Rexene's Board of Directors, also sought out other companies and investment firms to assess their interest in engaging in a transaction with the Company.

     We continue to believe that implementing our long-term strategic plan, beginning with the start-up of our REXflex(R) polymers plant in the fourth quarter of this year and culminating with the start-up in 1998 of the first "compact process" linear low density polyethylene plant in the United States, is in the best interests of stockholders. Accordingly, your Board is proceeding with its strategic plan to enhance value for stockholders through the growth of Rexene's specialty businesses.

     Stockholders should keep in mind that if the Wyser-Pratte group gains control of the Board of Directors and is thereafter incapable of selling the Company at $16 per share (as the current Board of Directors has been despite its knowledge of the Company and efforts in this regard), the Wyser-Pratte directors -- who have no experience in managing a specialized polymer company like Rexene -- will be forced to manage the Company or sell the Company at an unacceptably low price. THE BOARD OF DIRECTORS URGES YOU NOT TO EXECUTE OR DELIVER WYSER-PRATTE'S GOLD AGENT DESIGNATION CARD. IF YOU HAVE RETURNED WYSER-PRATTE'S GOLD AGENT DESIGNATION CARD, WE URGE YOU TO EXECUTE AND DELIVER REXENE'S WHITE REVOCATION CARD TODAY.

     The enclosed Revocation Solicitation Statement contains information as to reasons why you should, and how to, revoke any previously signed and returned Wyser-Pratte GOLD agent designation card.

     Thank you for your continued support.

                                            Sincerely,

                                            /s/ ANDREW J. SMITH
                                            Andrew J. Smith
                                            Chairman of the Board
                                            and Chief Executive Officer

REXENE CORPORATION LOGO        REXENE CORPORATION
                                5005 LBJ FREEWAY
                              DALLAS, TEXAS 75244

                             ---------------------

     REVOCATION SOLICITATION STATEMENT BY THE BOARD OF DIRECTORS OF REXENE
        CORPORATION IN OPPOSITION TO THE SOLICITATION MADE BY MR. GUY P.
           WYSER-PRATTE, WYSER-PRATTE & CO., INC. AND SPEAR, LEEDS &
               KELLOGG TO CALL A SPECIAL MEETING OF STOCKHOLDERS

                             ---------------------

       The purpose of this Revocation Solicitation Statement is to oppose the efforts of a group led by Mr. Guy P. Wyser-Pratte to call a special meeting of stockholders of Rexene Corporation. At such special meeting, the Wyser-Pratte group would propose certain actions in order to force a sale of Rexene Corporation that may not be in the best interests of its stockholders. For the reasons described in this Revocation Statement, the Board of Directors of Rexene Corporation opposes such efforts and urges stockholders to sign, date and deliver the enclosed WHITE revocation card.


     This Revocation Solicitation Statement (this "Revocation Statement") and the accompanying WHITE Revocation Card are being furnished to holders of outstanding shares of common stock, par value $.01 per share ("Common Stock"), of Rexene Corporation, a Delaware corporation ("Rexene" or the "Company"), in connection with the solicitation by the Board of Directors of the Company (the "Board") of revocations of Appointments of Designated Agents ("Agent Designations") in opposition to the solicitation by Mr. Guy P. Wyser-Pratte ("Wyser-Pratte"), Wyser-Pratte & Co., Inc. ("WPC") and Spear, Leeds & Kellogg ("Spear Leeds" and together with Wyser-Pratte and WPC, the "Wyser-Pratte Group"), of Agent Designations to call a special meeting of the stockholders of the Company (the "Special Meeting"). This Revocation Statement and the enclosed WHITE Revocation Card are first being mailed to stockholders on or about January 27, 1997. The Board has fixed December 18, 1996 as the record date for determining stockholders entitled to call the Special Meeting and submit Agent Designations in connection therewith (the "Record Date").



     According to the definitive Solicitation Statement filed by the Wyser-Pratte Group with the Securities and Exchange Commission (the "SEC") on January 23, 1997 (the "Wyser-Pratte Solicitation Statement"), the purpose of the Special Meeting would be to consider and vote on two groups of proposals. One group of proposals is to remove all of the ten members of the Board and fill four of the resulting vacancies with nominees of the Wyser-Pratte Group. It is anticipated by the Wyser-Pratte Group that such nominees following their election would cause the Board to reduce its size to a total of four directors (or five directors if Andrew J. Smith, the Chairman and Chief Executive Officer of the Company, accepts an invitation from the Wyser-Pratte Group to remain as Chief Executive Officer and a director of the Company). Another group of proposals is to amend the Company's Amended and Restated Bylaws (the "Bylaws") to clarify the right of stockholders to fill vacancies on the Board, eliminate the advance notification requirement for stockholder nominations of directors at special meetings, facilitate a reduction in the size of the Board and prevent the Board from conducting, without stockholder approval, a prolonged resistance to certain takeover bids.


     FOR THE REASONS SET FORTH IN THIS REVOCATION STATEMENT, THE BOARD UNANIMOUSLY OPPOSES THE SOLICITATION BY THE WYSER-PRATTE GROUP AND UNANIMOUSLY RECOMMENDS THAT YOU NOT SIGN ANY GOLD AGENT DESIGNATION SENT TO YOU BY THE WYSER-PRATTE GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD AGENT DESIGNATION, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD AS PROMPTLY AS POSSIBLE, BY FAX OR BY MAIL (USING THE ENCLOSED ENVELOPE), TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK, 10005-4495, FAX: (212) 269-2798.

     Pursuant to the Company's Restated Certificate of Incorporation, a special meeting of stockholders may be called at any time by the holders of a majority of the then outstanding shares of Common Stock (the "Requisite Holders"). According to the Wyser-Pratte Solicitation Statement, the Wyser-Pratte Group intends to seek to call the Special Meeting following the date on which it has received Agent Designations from the Requisite Holders. As of the Record Date, there were 18,808,034 shares of Common Stock outstanding. Accordingly, the Wyser-Pratte Group would require executed and unrevoked Agent Designations from the holders of at least 7,501,818 shares of Common Stock (excluding the 1,902,200 shares of Common Stock owned by the Wyser-Pratte Group) in order to call the Special Meeting.


     Each share of Common Stock is entitled to one vote on all matters brought before the Company's stockholders for a vote.

     IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, YOU ARE URGED TO CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO EXECUTE A WHITE REVOCATION CARD ON YOUR BEHALF.

     If you have any questions concerning the Company's solicitation of Revocation Cards, or the Wyser-Pratte Group's solicitation of Agent Designations, please contact D.F. King & Co., Inc., Toll-Free, at 1-800-714-3310
 .

                         BACKGROUND OF THE SOLICITATION

     On July 17, 1996, Jon Huntsman, Chairman and Chief Executive Officer of Huntsman Corporation ("Huntsman"), telephoned Ilan Kaufthal, a member of the Board of Directors and a managing director of Schroder Wertheim & Co. Incorporated, the Company's financial advisor ("Schroder Wertheim"), to inform Mr. Kaufthal that Huntsman intended to make a proposal to acquire all of the outstanding shares of Common Stock. On July 18, 1996, Mr. Smith received from Mr. Huntsman a letter containing an unsolicited proposal to acquire the outstanding shares of Common Stock at $14 per share in a merger transaction subject to financing and due diligence.

     The Board, together with its legal and financial advisors, met to review the Huntsman proposal and determine an appropriate response. After carefully considering a wide range of factors, including the market valuation of the Common Stock, the condition of the commodity chemical industry and the Company's prospects, the Board determined that the Huntsman proposal did not adequately reflect the long-term value of the Common Stock and prospects of the Company. Accordingly, the Board determined that stockholders of the Company would be better served by the Company continuing to execute its long-term business plans and strategies. On July 22, 1996, the Company issued a press release explaining the action taken by the Board and the Board's reasoning, the full text of which follows:

          Rexene Corporation (NYSE: RXN) announced today that its Board of Directors unanimously has determined to reject an unsolicited acquisition proposal by Huntsman as not being in the best interest of Rexene and its shareholders.

          Andrew Smith, Rexene's Chairman and Chief Executive Officer, said that the Board considered a wide range of factors, including the historical and present market valuation of the Company's common stock, the present condition of the commodity chemical industry and the Company's future prospects in reaching its conclusions. "The Board has determined that this is not a propitious time to engage in this type of a transaction," said Mr. Smith. "Huntsman's proposal appears to represent a unilateral attempt to acquire Rexene in a transaction that is harmful to the best interest of Rexene's shareholders and customers and that only benefits Huntsman."

          "The Company's financial performance has not yet begun to reflect the substantial benefits expected from our capital expenditure program and we believe the Company and its shareholders will be far better served by continuing our current strategic plan to create shareholder value as an independent public company," Mr. Smith said. "We believe that implementing our long-term strategic plan beginning with the introduction of REXflex(R) polymers in the fourth quarter this year and culminating with the start-up in 1998 of the first 'compact process' linear low density polyethylene plant in the United States will realize a far greater financial return to our shareholders than the Huntsman offer."

          The Board's decision followed a meeting at which the directors received and considered a report by the Company's financial advisor, Schroder Wertheim.

          Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.

     On July 25, 1996, Mr. Smith sent a letter to stockholders of the Company explaining the Board's reasons for rejecting Huntsman's proposal. The Board also communicated its determination and reasons directly to Mr. Huntsman.

     On August 1, 1996, Mr. Huntsman delivered another letter to Mr. Smith in which Huntsman now proposed to acquire all of the outstanding shares of Common Stock for $15 per share in a merger transaction purportedly not subject to due diligence or financing. The Board was advised of Huntsman's revised proposal at a meeting held on August 2, 1996. At that meeting, the Rexene directors determined that it would be beneficial and appropriate to explore whether any person or group, in addition to Huntsman, might be interested in engaging in a mutually beneficial business combination or other appropriate transaction with the Company. Accordingly, at that meeting the Board directed management, with the assistance of Schroder Wertheim, to develop a list of companies that would likely have an interest in the Company. During the first two weeks of August 1996, six investment firms and companies were contacted by the Company, three of which subsequently executed confidentiality/standstill agreements with the Company for the purpose of conducting a due diligence review of the Company.

     On August 5, 1996, the Rexene directors met with its financial and legal advisors to review Mr. Huntsman's revised proposal. At that meeting, the Board unanimously determined that the revised proposal was not in the best interests of the Company and its stockholders. The directors based their decision in part upon their belief that Rexene would generate increased value to stockholders through the profitable growth of Rexene's specialty businesses aided by the Company's ongoing strategic investment program. The Board's determination and reasoning were publicly disclosed in a press release issued by the Company later that same day.

     On August 20, 1996, Huntsman issued a press release announcing that it was dropping its proposal to acquire the Company. The press release quoted Mr. Huntsman as stating "I'm washing my hands of the entire matter. Huntsman Corp. is not interested in pursuing further negotiations nor in commencing an unsolicited tender offer at this time. It is simply not worth the aggravation." The Huntsman press release also indicated that its decision came after Schroder Wertheim had indicated to Mr. Huntsman that the Board would reject bids substantially above Huntsman's $15 per share proposal.

     On August 26, 1996, Schroder Wertheim issued a press release stating that, contrary to statements contained in Huntsman's August 20 press release, representatives of Schroder Wertheim never told Mr. Huntsman or anyone else that the Board would reject higher bids.

     During August, September and October 1996, the Company and its representatives met with the companies that had executed a confidentiality/standstill agreement with the Company. The Company urged these companies to complete their due diligence review of the Company and, if they remained interested in a transaction at that time, to submit their best proposal for consideration by the Board.

     At Mr. Huntsman's request, Messrs. Smith and Kaufthal also traveled to Salt Lake City to meet with Mr. Huntsman on September 16, 1996. At that meeting, Mr. Huntsman indicated that he would not make an offer for the Company that was not supported by the Board, but that he was still interested in bringing the Company into the Huntsman family. Mr. Huntsman asked that Mr. Smith present to him some ideas about combining parts of Huntsman's businesses with the Company's businesses. Mr. Smith indicated that he would report that request to the Rexene directors, and if they concurred, he would meet again with Mr. Huntsman some time in mid to late October. The Board, at a meeting held on September 26, 1996, directed Mr. Smith to meet again with Mr. Huntsman.

     On October 15, 1996, the Wyser-Pratte Group filed a joint Schedule 13D with the SEC (the "Schedule 13D") relating to the Common Stock. In the Schedule 13D, the members of the Wyser-Pratte Group reported that they intended to take certain actions, including calling a special meeting of stockholders of the Company, in order to remove all or a majority of the current directors of the Company, amend the Bylaws, if necessary, to clarify the right of stockholders to fill vacancies on the Board and replace the directors who have been removed with directors nominated by the Wyser-Pratte Group. In addition, the Wyser-Pratte Group disclosed that it intended to submit to the stockholders of the Company proposed amendments to the Bylaws which would (i) require that the Board terminate defensive measures against a fully financed cash offer after 90 days, unless the stockholders of the Company vote to support the Board's policy of opposition to such offer and (ii) provide that the Company shall not be governed by Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL").

     On October 17, 1996, Mr. Smith and representatives of Schroder Wertheim met with Mr. Huntsman and another representative of Huntsman as a follow-up to the September 16, 1996 meeting. At this meeting, Mr. Huntsman stated that the acquisition of the Company was no longer as important to Huntsman's business as he visualized several months earlier, but that he might be willing to consider a transaction at no more than $15.50 per share of Common Stock so long as the Board did not oppose such an offer. In the view of Mr. Smith and the Schroder Wertheim representatives, Mr. Huntsman did not express any urgent interest in pursuing a transaction. Following the meeting, Mr. Smith asked the Company's general counsel to furnish to Huntsman a copy of the Company's form of confidentiality/standstill agreement for execution so that the Company could provide Huntsman and its representatives with non-public information to facilitate a due diligence review by Huntsman of the Company.

     On October 29, 1996, the Company received from Mr. Huntsman a letter in which he (i) indicated that Huntsman would not execute a confidentiality/standstill agreement with the Company and (ii) proposed that Huntsman acquire all of the outstanding shares of Common Stock at $16 per share. Mr. Huntsman's letter stated that the Huntsman offer was "unconditional both with respect to financing and due diligence." Later that same day, Mr. Smith telephoned Mr. Huntsman to request the details of Huntsman's proposal and a draft merger agreement for review by the Board and the Company's counsel.

     On November 1, 1996, the Company's counsel received a draft merger agreement from Huntsman's counsel.

     On November 4, 1996, the Board of Directors met to consider Huntsman's latest proposal, including the terms of Huntsman's draft merger agreement. The Rexene directors determined that Huntsman's proposal was unacceptable for the following reasons:

     - Huntsman had no financing for its proposal

     - Huntsman's proposal was subject to numerous conditions and, in the Board's view, not likely to lead to a transaction in the near term, even if financing was obtained

     - The proposal prohibited the Company from continuing to implement its capital expenditure program and placed other unacceptable restrictions on the Company's ability to operate during the pendency of the transaction

     - In the Board's view, the value of the Company could be materially diminished over the long period of time contemplated by the proposal

     - Huntsman's proposal contained demands for "lock-up" stock options and "breakup" fees that, in the view of the Company's counsel, were illegal under Delaware law

     The Board unanimously determined that Mr. Smith should contact Mr. Huntsman and advise him that the Board believed that Huntsman should increase the purchase price it was proposing and modify the terms of its proposal to make the accomplishment of a transaction more certain for the Rexene stockholders. In addition, the Company's counsel was instructed to communicate the Board's position to Huntsman's counsel.

     The next day, Mr. Smith telephoned Mr. Huntsman to discuss the terms of Huntsman's proposal. After Mr. Smith informed Mr. Huntsman of the Board's position concerning the structure of his proposal, Mr. Huntsman indicated that he was not prepared to discuss any points and that he was no longer interested in acquiring the Company.

     Notwithstanding Mr. Huntsman's previous telephone conversation with Mr. Smith, on November 8, 1996, Huntsman's counsel contacted the Company's counsel and indicated that they would like to meet to discuss the draft merger agreement. Huntsman's and the Company's counsel met later that day and discussed their respective views concerning the draft merger agreement and the Huntsman proposal.

     On November 12, 1996, the Company received from Mr. Huntsman a letter in which Mr. Huntsman expressed disappointment with the Board's unwillingness to accept Huntsman's latest proposal. On November 15, 1996, Mr. Smith faxed a letter to Mr. Huntsman which communicated the Board's views regarding the defects in his proposal.

     The Company has received only a brief response from Mr. Huntsman to Mr. Smith's letter of November 15, 1996, which did not contain any substantive information.

     During October and November 1996, the Company was advised by the various parties who had executed confidentiality/standstill agreements with the Company that no such party was interested in making a firm proposal to acquire all of the outstanding shares of Common Stock.

     On December 23, 1996, the Board met again and confirmed its position that although it believes a $16 per share price does not fully reflect the long-term prospects of the Company, at this time the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days. If such an offer were made, the Board would take all actions necessary to make the Company's stockholder rights plan (the so-called "poison pill") inapplicable to such an offer.

               RECOMMENDATION BY THE COMPANY'S BOARD OF DIRECTORS

     The Board opposes the calling of the Special Meeting as proposed by the Wyser-Pratte Group, principally because, in its opinion:

     The proposed actions of the Wyser-Pratte Group are unnecessary:

     - At this time, the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days.

     - The Board has determined that it will take all actions that are necessary to make the Company's stockholders rights plan (the so-called "poison pill") inapplicable to an offer that meets the foregoing conditions.

     - The Board has taken active steps to determine the interest of Huntsman and others in potential business combinations with the Company, beginning even before the Wyser-Pratte Group purchased shares of Common Stock and more than two months before the Wyser-Pratte Group filed a preliminary version of the Wyser-Pratte Solicitation Statement with the SEC.

     - The Wyser-Pratte Group's proposal to amend the Bylaws to require the Board to take certain actions regarding a fully financed tender offer would not have applied to any of the Huntsman proposals, because none of them were financed or provided for a tender offer.

     The proposed Wyser-Pratte Group actions are not likely to maximize the value of the Common Stock:

     - In the Board's view, if the Wyser-Pratte Group gains control of the Board and is incapable of selling the Company at $16 per share (as the current Board of Directors has been despite its knowledge of the Company and efforts in this regard), the Wyser-Pratte directors -- who have no experience in managing a specialized polymer company like Rexene -- will be forced to manage the Company or sell the Company at an unacceptably low price.

     - If the Wyser-Pratte Group is successful in installing a new Board, a "change in control" would result under certain of the Company's outstanding indebtedness, which would require the Company to repay such indebtedness and could force Rexene into bankruptcy if it was unable to refinance such indebtedness.

     - The Board continues to believe it is currently not a propitious time to sell or auction a petrochemical and polymer company like Rexene because current stock market prices for Rexene and other companies in these industries are depressed and fail to reflect their expected long-term value.

     - A new Board that has only a short-term view and no experience or interest in managing a specialized polymer company is not likely to promote continued growth of the Company and the long-term value of the Common Stock.

     - The capital expenditure programs authorized by the Board and now in progress are intended to maximize stockholder value through increased cash flow and earnings in future years, yet in the Board's view the Wyser-Pratte Group has no interest in any method to maximize stockholder value other than an immediate sale.

     The Board and its advisors carefully considered the series of proposals made by Huntsman Corporation during July-October 1996 to acquire all of the outstanding shares of Common Stock. Despite Mr. Huntsman's unwillingness to execute the Company's standard confidentiality/standstill agreement, the Company's Chief Executive Officer and representatives of Schroder Wertheim met with Mr. Huntsman on two separate occasions to discuss his interest in the Company. Because of the significant shortcomings and defects in the Huntsman proposals described in the "Background of the Solicitation" section of this Revocation Statement, the Board unanimously concluded that the Huntsman proposals were not in the best interests of the Rexene stockholders.

     The Board also believes that the accomplishment of the stated objectives of the Wyser-Pratte Group could have a serious detrimental effect on the financial condition of the Company and result in a substantial decrease in the value of the Common Stock.

     Pursuant to Section 10.01(k) of the Company's Amended and Restated Credit Agreement (the "Credit Agreement"), dated as of April 24, 1996, with The Bank of Nova Scotia, as agent (the "Agent"), and the lenders signatory thereto (the "Banks"), Wyser-Pratte's attempts to replace a majority of the Rexene directors, if adopted by the stockholders of the Company at the Special Meeting, would cause a "change of control" as defined in the Credit Agreement. Pursuant to the Credit Agreement, the Agent and the Banks could cancel the Banks' obligations to make loans to the Company and/or declare the loans then outstanding under the Credit Agreement due and payable. Wyser-Pratte's attempts to replace a majority of the Rexene directors, if successful, also would be a "change of control" under the Indenture, dated as November 29, 1994, between the Company and Bank One, Texas, N.A., as Trustee, pursuant to which the Company's 11 3/4% Senior Notes due 2004 (the "Senior Notes") were issued. Each holder of Senior Notes would then have the right to require the Company to purchase all or any part of such holder's Senior Notes at a price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase.


     If the Banks and the holders of the Senior Notes were to elect to exercise their rights as described above, the Company would have to refinance the aggregate amount of the loans under the Credit Agreement and the Senior Notes outstanding under the Indenture. The aggregate amount of such indebtedness currently is approximately $252 million. There is no certainty that the Company would be capable of arranging such financing, especially in the context of a possible sale of the Company. An inability to arrange for such financing could require the Company to seek the protection of the federal bankruptcy laws, which could have a substantial negative impact on the value of the Common Stock.



     The Wyser-Pratte Solicitation Statement discloses that the Wyser-Pratte Group has no plans for the Company should the Wyser-Pratte Group gain control of the Board of Directors and thereafter fail in its efforts to sell the Company. Stockholders should consider what will happen to the value of the Common Stock if the Wyser-Pratte Group gained control of the Board but failed to sell the Company, leaving Rexene in the hands of directors who in the Board's view have no experience in the Company's business and no strategic plan for the future and the prospect of having to refinance more than $252 million in indebtedness.


     ACCORDINGLY, THE BOARD UNANIMOUSLY OPPOSES THE SOLICITATION BY THE WYSER-PRATTE GROUP AND UNANIMOUSLY RECOMMENDS THAT YOU NOT SIGN ANY GOLD AGENT DESIGNATION SENT TO YOU BY THE WYSER-PRATTE GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD AGENT DESIGNATION, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD AS PROMPTLY AS POSSIBLE, BY FAX OR BY MAIL (USING THE ENCLOSED ENVELOPE), TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK, 10005-4495, FAX: (212) 269-2798.

             EFFECT OF EXECUTION AND DELIVERY OF AGENT DESIGNATIONS

     Under the Company's Restated Certificate of Incorporation and the Bylaws, a special meeting of the Company's stockholders may be called at any time by the Requisite Holders by delivering a notice thereof to each stockholder of the Company. Under the Bylaws, such notice must state the place, date and hour of the special meeting and the purpose for which the special meeting is being called. According to the Wyser-Pratte Solicitation Statement, following receipt of executed and unrevoked Agent Designations from the Requisite Holders, the persons designated as the stockholders' agents in the Agent Designations intend to call the Special Meeting, fix the place, date and time of the Special Meeting and cause notice thereof to be given to the Company's stockholders entitled thereto.

     Notwithstanding the statements set forth in the Wyser-Pratte Solicitation Statement, should the Wyser-Pratte Group obtain executed and unrevoked Agent Designations from the Requisite Holders and call the Special Meeting, the Board believes that, although it is not entirely free from doubt, Delaware law and the Bylaws reserve to the Rexene directors the right to fix the date and time of the Special Meeting. In addition, pursuant to the DGCL, the Board may fix the record date for determining stockholders entitled to notice of or to vote at the Special Meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at the Special Meeting shall be at the close of business on the day next preceding the day on which notice of the Special Meeting is given. Accordingly, should the Board determine that the Wyser-Pratte Group has obtained executed and unrevoked Agent Designations from the Requisite Holders, the Board intends to act promptly to fix the record date for determining stockholders entitled to notice of or to vote at the Special Meeting and to fix the date and time of and give notice of the Special Meeting.


     According to the Wyser-Pratte Solicitation Statement, the Wyser-Pratte Group intends to seek to call the Special Meeting as soon as possible after the date on which the Wyser-Pratte Group receives Agent Designations from the Requisite Holders. The Company is soliciting revocations of any Agent Designations which the Wyser-Pratte Group may solicit. The Board has fixed December 18, 1996 as the Record Date for determining stockholders entitled to call the Special Meeting and submit Agent Designations in connection therewith. As of the Record Date, there were 18,808,034 shares of Common Stock outstanding. Accordingly, the Wyser-Pratte Group would require executed and unrevoked Agent Designations from the holders of at least 7,501,818 shares of Common Stock (excluding the 1,902,200 shares of Common Stock owned by the Wyser-Pratte Group) in order to call the Special Meeting.


     THE BOARD UNANIMOUSLY OPPOSES THE SOLICITATION BY THE WYSER-PRATTE GROUP. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU NOT SIGN ANY GOLD AGENT DESIGNATION SENT TO YOU BY THE WYSER-PRATTE GROUP. WHETHER OR NOT YOU HAVE PREVIOUSLY EXECUTED A GOLD AGENT DESIGNATION, THE BOARD URGES YOU TO SIGN, DATE AND DELIVER THE ENCLOSED WHITE REVOCATION CARD AS PROMPTLY AS POSSIBLE, BY FAX OR MAIL (BY USING THE ENCLOSED ENVELOPE), TO D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK, 10005-4495, FAX: (212) 269-2798.

                                   REVOCATION

     Either a GOLD Agent Designation or a WHITE Revocation Card may be revoked by written notice of revocation to the Company by fax or by mail (using the enclosed envelope), to D.F. King & Co., Inc., 77 Water Street, New York, New York, 10005-4495, Fax: (212) 269-2798. Such revocation may be in any form, but must be signed and dated and must clearly express your intention to revoke your previously executed Agent Designation or Revocation Card. THERE WILL BE NO MEETING AT WHICH YOU CAN REVOKE AN AGENT DESIGNATION OR A REVOCATION CARD. Your latest dated card will supersede any earlier-dated card, except that a WHITE Revocation Card that would otherwise act as a revocation will be inoperative and of no effect if delivered after the date, if any, as of which it is determined that the Wyser-Pratte Group effectively called the Special Meeting. A stockholder's revocation of a previously executed GOLD Agent Designation will have the effect of opposing the Wyser-Pratte Group's call for the Special Meeting. Any revocation of an Agent Designation will not affect any action taken by the Designated Agents pursuant to the Agent Designation prior to such revocation.

     The Company believes that, pursuant to Section 213(c) of the DGCL, an Agent Designation will only be effective if such Agent Designation is received by the Company within 60 days of the Record Date.


     If you have any questions concerning the Company's solicitation of Revocation Cards, or the Wyser-Pratte Group's solicitation of Agent Designations, please contact D.F. King & Co., Inc., Toll-Free, at 1-800-714-3310.

              SPECIAL MEETING PROPOSALS BY THE WYSER-PRATTE GROUP

     According to the Wyser-Pratte Solicitation Statement, if the Wyser-Pratte Group obtains sufficient Agent Designations to call a Special Meeting, the Wyser-Pratte Group intends to raise two groups of proposals (the "Special Meeting Proposals") at the Special Meeting. One group of proposals (the "Director Replacement Proposals"), according to the Wyser-Pratte Solicitation Statement, is to remove all of the ten members of the Board and to fill four of the resulting vacancies with nominees of the Wyser-Pratte Group. It is anticipated by the Wyser-Pratte Group that such nominees would cause the Board to reduce its size to a total of four directors (or five directors if Mr. Smith accepts an invitation from the Wyser-Pratte Group to remain as Chief Executive Officer and a director of the Company). Another group of proposals, according to the Wyser-Pratte Solicitation Statement, is to amend the Bylaws to clarify the right of stockholders to fill vacancies on the Board, eliminate the advance notification requirement for stockholder nominations of directors at special meetings, facilitate a reduction in the size of the Board and prevent the Board from conducting, without stockholder approval, a prolonged resistance to certain takeover bids. Stockholders should refer to the Wyser-Pratte Solicitation Statement for a full description of the Special Meeting Proposals.

     According to the Wyser-Pratte Solicitation Statement, the Wyser-Pratte Group anticipates that its nominees to the Board would propose that the Company either conduct negotiations with Huntsman or other parties that by then may have indicated an interest in acquiring the Company or retain investment bankers to prepare offering materials and solicit proposals to acquire the Company for cash and/or securities. According to the Wyser-Pratte Solicitation Statement, if it is not feasible to sell the Company on terms that the Board and the stockholders find advantageous, the Wyser-Pratte Group nominees would seek to have the Board explore other means of maximizing the current value of the Common Stock.

               RECESS OR ADJOURNMENT OF MEETING AND OTHER MATTERS

     According to the Wyser-Pratte Solicitation Statement, the Wyser-Pratte Group also anticipates requesting, in the proxy solicitation relating to the Special Meeting, authority to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason, including to allow inspectors of the election to certify the outcome of the election of directors, or to allow the solicitation of additional votes, if necessary, to approve the Special Meeting Proposals. According to the Wyser-Pratte Solicitation Statement, the Wyser-Pratte Group does not currently anticipate additional Special Meeting Proposals on any substantive matters. According to the Wyser-Pratte Solicitation Statement, the Wyser-Pratte Group may elect to cause additional Special Meeting Proposals to be identified in the notice of, and in the proxy materials for, the Special Meeting.

     In the event of the Special Meeting, the Board intends to request, in the proxy solicitation relating to the Special Meeting, authority to initiate and vote for proposals to recess or adjourn the Special Meeting for any reason.

                             CERTAIN LEGAL MATTERS

     On July 23, 1996, the Company was served with a purported stockholder class action lawsuit as filed in the Chancery Court of the State of Delaware, in and for New Castle County, arising from the Company's rejection of from Huntsman's unsolicited offer to purchase all of the issued and outstanding shares of Common Stock for $14.00 per share. The lawsuit names the Company and each of its directors as defendants. The complaint alleges that the defendant directors breached their fiduciary duty to stockholders by refusing to attempt in good faith to maximize stockholders value in the sale of the Company and engaging in a plan to thwart and reject offers from third parties, including Huntsman, in order to entrench management. Plaintiff seeks certification of the lawsuit as a class action, an order requiring defendants to take various actions including exposing the Company to the market place in an effort to create an auction of the Company and an unspecified amount of damages. The Company is also aware of two other similar lawsuits that are also pending in the Chancery Court. The Company believes that these lawsuits are without merit and intends to contest them vigorously.

                          SOLICITATION OF REVOCATIONS


     The costs of the solicitation of revocations of Agent Designations will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit revocations in person, by telephone, by telegram, by personal interview, by e-mail, or by telecopier, none of whom will receive additional compensation for such solicitations. The Company will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward its solicitation materials to the beneficial owners of the shares of Common Stock they hold of record and obtain authorization for, and appropriate certification in connection with, the execution of Revocation Cards. The Company will reimburse these record holders for customary mailing expenses incurred by them in forwarding these materials. The Company also has retained D.F. King & Co., Inc. to assist the Company in connection with communications with stockholders and to provide other services in connection with the solicitation of revocations. The fee of D.F. King & Co., Inc. is estimated to be $150,000 plus reasonable out-of-pocket costs and expenses. D.F. King & Co., Inc. will employ approximately 40 people in its efforts.



     Pursuant to a letter agreement, dated July 21, 1996 (the "SW Letter Agreement"), the Company has retained Schroder Wertheim to act as its financial advisor with respect to potential businesses combinations and other transactions involving the Company and third parties. Pursuant to the SW Letter Agreement, the Company has agreed to pay to Schroder Wertheim certain fees and expenses and to indemnify Schroder Wertheim against certain liabilities, including liabilities under the federal securities laws.



     The Company has retained Smith Barney Inc. ("Smith Barney") to act as its financial advisor with respect to any solicitation or proxy contest seeking to remove some or all of the directors of the Company, including the solicitation by the Wyser-Pratte Group, as well as certain unsolicited offers or proposals, including transactions or recapitalizations involving the Company. Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay to Smith Barney in connection with such matters (i) a retainer/advisory fee of up to $500,000, (ii) an opinion fee of $250,000, payable upon delivery by Smith Barney to the Board of an opinion in connection with an unsolicited proposal or offer, strategic transaction or recapitalization, (iii) an additional fee of $500,000, payable upon the abandonment or withdrawal of an unsolicited proposal or offer, including the solicitation by the Wyser-Pratte Group, and (iv) a transaction fee (against which the fees specified in clauses (i) through (ii) above will be credited), payable upon consummation of a strategic transaction or recapitalization, equal to 1% of the transaction value (including liabilities assumed) of such strategic transaction or recapitalization.



     The Company has also agreed to reimburse Smith Barney upon request from time to time for travel and other out-of-pocket expenses incurred by Smith Barney in connection with its engagement, including fees and expenses of its legal counsel, and to indemnify Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. In the ordinary course of business, Smith Barney and its affiliates may actively trade the securities of the Company for their own account and for the account of customers and accordingly may, at any time, hold long or short positions in such securities.



     The total costs of this solicitation are expected to be approximately $950,000. The total costs incurred to date in connection with this solicitation are approximately $520,000.



     Neither the Company nor, to the best of the Company's knowledge, any person acting on its behalf has retained any other person to make solicitations or recommendations to security holders on its behalf in connection with the solicitation of revocations of Agent Designations.

                          INTERESTS OF CERTAIN PERSONS

STOCK OPTION PLANS

     Certain executive officers of the Company have been granted options to purchase shares of Common Stock pursuant to the terms of the Rexene Corporation 1994 Long-Term Incentive Plan (the "1994 Incentive Plan"). Pursuant to the terms of the 1994 Incentive Plan, the Compensation Committee of the Board may, in its sole discretion, in connection with a Change of Control (as defined in the 1994 Incentive Plan), (i) accelerate the time at which such options may be exercised so that such options may be exercised in full for a limited period of time on or before a specified date, (ii) require the mandatory surrender to the Company of some or all of such options (whether or not such options are then exercisable under the 1994 Incentive Plan) in exchange for an amount of cash per share of Common Stock subject to such options equal to the excess, if any, of the Change of Control Value (as defined in the 1994 Incentive Plan) of the Common Stock over the per share exercise price(s) under such options for such shares, (iii) make such adjustments to such options as it deems appropriate to reflect such Change of Control or (iv) provide that, after the Change of Control, upon any exercise of an option the holder shall be entitled to purchase under such option the number of shares of stock or other securities to which the holder would have been entitled pursuant to the terms of the transaction constituting the Change of Control if, immediately prior to such transaction, the holder had been the holder of the number of shares of Common Stock then covered by such option. Adoption of the Director Replacement Proposals would constitute a Change of Control under the 1994 Incentive Plan.

     Certain executive officers of the Company have been granted options to purchase shares of Common Stock pursuant to the terms of the Rexene Corporation 1993 Non-Qualified Stock Option Plan (the "1993 Non-Qualified Option Plan"). Pursuant to the terms of the 1993 Non-Qualified Option Plan, if the employment with the Company or any of its subsidiaries of a holder of such options is terminated without cause after a Change of Control (as defined in the 1993 Non-Qualified Option Plan), or if such holder voluntarily resigns his or her employment with the Company or any of its subsidiaries after such a Change of Control because as a condition to such employment such holder would be required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under Rexene's standard relocation policy or accept a reduction in base salary, then such holder's options shall become fully exercisable. Adoption of the Director Replacement Proposals would constitute a Change of Control under the 1993 Non-Qualified Option Plan.

EMPLOYMENT AGREEMENTS

     Mr. Smith, Lavon N. Anderson, President and Chief Operating Officer and a director of the Company, Geff F. Perera, Executive Vice President and Chief Financial Officer of the Company, Jack E. Knott, Executive Vice President of the Company and President of Rexene Products and a director of the Company, James M. Ruberto, Executive Vice President -- Administration of the Company, Jonathan R. Wheeler, Executive Vice President of the Company and President of CT Film, a division of the Company, and Bernard J. McNamee, Executive Vice President, Secretary and General Counsel of the Company, are each parties to termination agreements entered into in 1996. Each termination agreement provides that in the event the employee is terminated without cause (as defined in the agreement) within three years after a change in control (as defined in the agreement) of Rexene or if the employee voluntarily resigns his employment with Rexene because as a condition to continued employment with Rexene such employee is required to relocate outside the continental United States or within the continental United States without assistance equal to that provided under Rexene's standard relocation policy, accept a reduction in base salary or accept a position of lesser responsibility, Rexene is obligated to pay the employee within ten business days after the effective date of such termination, a lump sum cash severance equal to three times his then current annual base salary less $1.00. Additionally, in the event such employee voluntarily resigns because he is required to locate within the continental United States after a change in control even though he is offered assistance equal to that provided under the Company's standard location policy, such employee is entitled to receive a lump sum cash severance amount equal to 18 months of such employee's then current base salary. Adoption of the Director Replacement Proposals would constitute a change in control under the termination agreements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


     The following table sets forth as of January 22, 1997, information with respect to each person who was known by the Company (based upon a review of the Wyser-Pratte Solicitation Statement and schedules and reports filed with the
SEC) to be the beneficial owner of more than 5% of the Common Stock.



                                                                   COMMON STOCK
                                                                BENEFICIALLY OWNED
                                                              -----------------------
                                                              NUMBER OF    PERCENT OF
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)              SHARES        CLASS
          ---------------------------------------             ---------    ----------
Guy P. Wyser-Pratte and Spear, Leeds & Kellogg                1,902,200(2)   10.11%
     c/o Guy P. Wyser-Pratte
     63 Wall Street
     New York, NY 10005


---------------

(1) Although information reported in Amendment No. 1 to Schedule 13G, dated February 2, 1996, filed by the State of Wisconsin Investment Board (the "Wisconsin Investment Board") with the SEC indicates that the Wisconsin Investment Board beneficially owned 1,785,000 shares of Common Stock as of such date, the Wisconsin Investment Board has informed the Company that it does not currently beneficially own any shares of Common Stock. Although information reported in Amendment No. 2 to Schedule 13D, dated March 7, 1996, filed by David C. Swalm with the SEC indicates that Mr. Swalm beneficially owned 950,000 shares of Common Stock as of such date, Mr. Swalm has informed the Company that he does not currently beneficially own more than 5% of the Common Stock.


(2) According to the Wyser-Pratte Solicitation Statement, Wyser-Pratte has sole voting and investment power with respect to 953,600 shares of Common Stock beneficially owned by him and Spear Leeds has sole voting and investment power with respect to 948,600 shares of Common Stock beneficially owned by it. According to the Wyser-Pratte Solicitation Statement, although Wyser-Pratte and Spear Leeds may be deemed a "group" within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended, each of Wyser-Pratte and Spear Leeds disclaims beneficial ownership of the shares of Common Stock owned by the other.

SECURITY OWNERSHIP OF MANAGEMENT


     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of January 22, 1997 by each director of the Company and certain executive officers of the Company.



                                                                     COMMON STOCK
                                                                  BENEFICIALLY OWNED
                                                              --------------------------
                                                               NUMBER OF      PERCENT OF
                            NAME                              SHARES(1)(2)      CLASS
                            ----                              ------------    ----------
Directors
  Lavon N. Anderson.........................................     54,383(3)         *
  James R. Ball.............................................          0            *
  Harry B. Bartley, Jr......................................      5,000            *
  R. James Comeaux..........................................      5,000            *
  Arthur L. Goeschel........................................     27,834(4)         *
  William B. Hewitt.........................................     27,000            *
  Ilan Kaufthal.............................................     27,000            *
  Jack E. Knott.............................................     47,333(5)         *
  Charles E. O'Connell......................................      2,000            *
  Andrew J. Smith...........................................    103,557            *
Executive Officers (Excluding Any Director Named Above)
  Bernard J. McNamee........................................     37,000            *
  Geff F. Perera............................................     17,670            *
  James M. Ruberto..........................................     43,333            *
  Jonathan R. Wheeler.......................................     38,500            *


---------------

(*) Less than 1%

(1) All shares listed are directly held with sole voting and investment power unless otherwise indicated.

(2) Includes shares subject to stock options which are exercisable within 60 days by the following individuals and group in the following amounts: Dr. Anderson -- 52,583; Mr. Bartley -- 2,000; Mr. Comeaux -- 2,000; Mr. Kaufthal -- 27,000; Mr. Knott -- 43,333; Mr. McNamee -- 34,000; Mr.
    O'Connell -- 2,000; Mr. Perera -- 17,670; James R. Ruberto -- 43,333; Mr. Smith -- 77,000; and Mr. Wheeler -- 38,000.

(3) Includes 100 shares owned by a corporation of which Dr. Anderson owns 50% of the outstanding stock and shares voting and investment power.

(4) Includes 1,000 shares held by Mr. Goeschel's spouse.

(5) Includes 3,000 shares held by Mr. Knott's spouse in a custodial capacity under the Uniform Gift to Minors Act.

                             STOCKHOLDER PROPOSALS

     In order to have been considered for inclusion in the Company's proxy materials for the 1997 Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Dallas, Texas no later than November 22, 1996.

                                                                      APPENDIX A

                    INFORMATION CONCERNING THE PARTICIPANTS

     LAVON N. ANDERSON, age 61, has served as President and Chief Operating Officer of the Company since January 1991 and as a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice
President -- Manufacturing and Technical of Rexene. Dr. Anderson has held positions in engineering, manufacturing and research and development at Rexene since 1972.

     JAMES R. BALL, age 52, is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987, Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since 1969. Mr. Ball is a director of The Carbide/Graphite Group.

     HARRY B. BARTLEY, JR., age 68, has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989.


     CONRAD L. BRINGSJORD, age 36, has served as a Managing Director of Smith Barney since 1994, as Co-Head of the Advisory Group of Smith Barney since 1995 and in various other capacities at Smith Barney since 1993. Before joining Smith Barney, Mr. Bringsjord was a Vice President in the Advisory Department at Morgan Stanley & Co. Incorporated from 1987 to 1993. Prior to joining Morgan Stanley & Co. Incorporated, Mr. Bringsjord was a senior accountant at Deloitte, Haskins & Sells. Mr. Bringsjord does not beneficially own any shares of Common Stock. Mr. Bringsjord's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.



     JOHN E. CAPANO, age 27, has been an associate in Smith Barney's Advisory Group since 1996. Previously, Mr. Capano was an audit and tax analyst at American Home Products Corporation from 1991 to 1994. Mr. Capano does not beneficially own any shares of Common Stock. Mr. Capano's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.


     R. JAMES COMEAUX, age 57, has served as a director of the Company since April 1995. He has served as President of Management Associates, a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 19874.

     NEIL J. DEVROY, age 49, has served as Vice President of Communications and Support Services of the Company since March 1995. From November 1990 to February 1995 Mr. Devroy served as Director of Communications and Public Affairs of the Company. Mr. Devroy beneficially owns 9,408 shares of Common Stock, which includes 8,408 shares which Mr. Devroy has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

     ARTHUR L. GOESCHEL, age 74, has served as a director of the Company since March 1992. Mr. Goeschel served as Chairman of the Board of the Company from March 1992 to April 1996. He also served as a director of the Company from April 1988 to May 1989. Mr. Goeschel is presently retired. He was Chairman of the Board of Tetra Technologies, Inc., a company which recycles and treats environmentally sensitive by-product and wastewater streams, and then markets end-use chemicals extracted from such streams, from November 1992 to October 1993. He is a director of Calgon Carbon Corporation and National Picture Frame Corporation and a member of the board of trustees of the Dreyfus-Laurel Mutual Funds.


     MICHAEL J. GRAD, age 40, has been a managing director of Schroder Wertheim since 1991 and served in various other capacities at the firm prior to such date. Mr. Grad does not beneficially own any shares of

Common Stock. Mr. Grad's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York, 10019.


     WILLIAM B. HEWITT, age 58, has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation.


     ILAN KAUFTHAL, age 49, has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company.


     JACK E. KNOTT, age 42, has served as a director of the Company since April 1996 and as Executive Vice President of the Company and President of Rexene Products since March 1995. Prior thereto, Mr. Knott had been Executive Vice President -- Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of the Company since January 1991 and President of CT Film, a decision of the Company, since February 1989.

     BERNARD J. MCNAMEE, age 61, has served as Executive Vice President, Secretary and General Counsel of the Company since April 1995. Prior thereto, Mr. McNamee had been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials.

     CHARLES E. O'CONNELL, age 65, has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1964 to 1984, he served Gulf Oil Corporation in a variety of capacities.

     GEFF F. PERERA, age 43, has served as Executive Vice President and Chief Financial Officer of the Company since May 1996. Prior thereto, Mr. Perera served as Vice President of the Company from January 1991 to April 1996 and as Controller of the Company from February 1989 to April 1996.


     THOMAS E. REINHART, age 42, has served as a Managing Director and head of Smith Barney's West Coast Financial Entrepreneurs Group since 1990. Prior thereto, Mr. Reinhardt worked at Drexel Burnham Lambert. Mr. Reinhart does not beneficially own any shares of Common Stock. Mr. Reinhart's address is c/o Smith Barney Inc., 350 California Street, Suite 2100, San Francisco, California 94104.


     JAMES M. RUBERTO, age 50, has served as Executive Vice
President -- Administration of the Company since January 1996. Prior thereto, Mr. Ruberto had been Executive Vice President of the Company and President of CT Film, a division of the Company, since March 1992. Mr. Ruberto served as Executive Vice President -- Sales and Market Development of the Company from January 1991 to March 1992 and as Executive Vice President -- Marketing and Business Planning of Rexene Products, a division of the Company, from April 1989 to January 1991.


     JAMES L. SHUMAN, age 30, has been a vice president of Schroder Wertheim since 1996 and was an associate at the firm prior to such date. Mr. Shuman does not beneficially own any shares of Common Stock. Mr. Shuman's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York, 10019.



     KENNETH SIEGEL, age 40, has been a managing director of Schroder Wertheim since 1991 and served in various other capacities at such firm prior to such date. Mr. Siegel does not beneficially own any shares of Common Stock. Mr. Siegel's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.


     ANDREW J. SMITH, age 55, has served as Chairman of the Board since April 1996 and as Chief Executive Officer and director of the Company since March 1992. From December 1991 to March 1992, he was engaged in private consulting. From June 1991 to December 1991, he was President and Chief Operating Officer of

Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to the Company from January 1991 to June 1992. Immediately prior thereto, he had been a director of Rexene since May 1988 and the President and Chief Executive Officer of Rexene since June 1988. Prior thereto, he had held various positions with Rexene since 1976.

     JONATHAN R. WHEELER, age 45, has served as Executive Vice President of the Company and President of CT Film, a division of the Company, since January 1996. Prior thereto, Mr. Wheeler served as Executive Vice President -- Administration of the Company from April 1995 to January 1996 and as Senior Vice
President -- Administration from December 1990 to April 1995.


     J. STUART WHITE, age 33, has been an associate in Smith Barney's Advisory Group since 1993. From 1989 to 1993, Mr. White was an Assistant Vice President at Skopbank. Mr. White does not beneficially own any shares of Common Stock. Mr. White's address is c/o Smith Barney Inc., 388 Greenwich Street, New York, New York 10013.


     On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992, relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor under Chapter 11 of the United States Bankruptcy Code on October 18, 1991. Messrs. Anderson, Goeschel, Hewitt and Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.


     The address of each of the persons listed above other than Messrs. Bringsjord, Capano, Grad, Reinhart, Shuman, Siegel and White is c/o Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244.

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                               REXENE CORPORATION

     THIS REVOCATION CARD IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF REXENE CORPORATION IN OPPOSITION TO THE SOLICITATION BY THE WYSER-PRATTE GROUP OF AGENT DESIGNATIONS OF REXENE CORPORATION.


     The undersigned stockholder, acting with regard to all shares of common stock, par value $.01 per share, of REXENE CORPORATION, a Delaware corporation, entitled to vote by such stockholder, hereby REVOKES any previously executed Agent Designation requesting the call of a special meeting of stockholders (the "Special Meeting") described in the definitive Solicitation Statement of Mr. Guy
P. Wyser-Pratte, Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg. THE BOARD OF DIRECTORS STRONGLY RECOMMENDS THAT YOU REVOKE ANY PREVIOUSLY EXECUTED AGENT DESIGNATION REQUESTING THE CALL OF THE SPECIAL MEETING BY PROPERLY SIGNING, DATING AND RETURNING THIS REVOCATION CARD.


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  PLEASE SIGN THIS REVOCATION CARD EXACTLY AS YOUR NAME APPEARS HEREON. IF
  SIGNING AS ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN OR TRUSTEE, PLEASE GIVE TITLE AS SUCH. IF A CORPORATION, THIS SIGNATURE SHOULD BE THAT OF AN AUTHORIZED OFFICER WHO SHOULD STATE HIS OR HER TITLE. IF A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

                                           Date:             , 1997

                                           -------------------------------------
                                           Signature

                                           -------------------------------------
                                           Signature if held jointly

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